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Exhibit 99
                                                                 PR NEWSWIRE

                    NORTH EUROPEAN OIL ROYALTY TRUST
                      ANNOUNCES THE DISTRIBUTION
                  FOR THE THIRD QUARTER OF FISCAL 2014


Red Bank, N.J.  July 31, 2014   The Trustees of North European Oil Royalty
Trust (NYSE-NRT) announced today a quarterly distribution of $0.46 per unit for the third quarter of fiscal 2014, payable on August 27, 2014 to holders of record on August 15, 2014. Natural gas sold during the second calendar quarter of 2014 is the primary source of royalty income on which the August 2014 distribution is based.

John R. Van Kirk, Managing Director, reported that this year's quarterly distribution of $0.46 per unit was 6.12%, or $0.03 per unit, lower than the distribution of $0.49 per unit for the third quarter of fiscal 2013. Preliminary data suggests that the reduction in this quarter's distribution
resulted from lower gas sales and prices.   Specific details will be
available in the earnings press release scheduled for publication on or about August 13, 2014.

Trust royalty payments for each fiscal quarter are based on actual royalties payable for the preceding calendar quarter. In the final month of the Trust's fiscal quarter, the operating companies determine the actual amount of royalties that should have been paid to the Trust and compare this amount to the amount actually paid. Any underpayment would be added to the amount of royalties paid during the final month of the current fiscal quarter. Any overpayment would be deducted from the amount of royalties to be paid in the first month of the Trust's next fiscal quarter. In the quarter just ending, the overpayment of Euros 304,717 will be deducted from royalties anticipated to be received in August 2014.

The table below shows estimated royalties anticipated to be received during the fourth quarter of fiscal 2014 based on the actual amount of royalties that were payable to the Trust for the second calendar quarter of 2014. Amounts in dollars are based on the current exchange rate of 1.3405.
Actual royalty income in dollars is valued based on exchange rates on the day funds are transferred.


Estimated Combined       Combined             Combined            Dollar
    Royalties            Royalties            Royalties          Royalties
  Anticipated in         In Euros            In Dollars      In Cents per Unit
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     August            Euros   755,383        $1,012,591          $0.110
   September           Euros 1,060,100        $1,421,064          $0.155
    October            Euros 1,060,100        $1,421,064          $0.155
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The cumulative 12-month distribution, which includes the August 2014 distribution and the three prior quarterly distributions, is $2.09 per unit. This 12-month cumulative distribution is 6.28% or $0.14 per unit lower than the prior 12-month distribution of $2.23 per unit. The Trust makes quarterly distributions to unit owners during the months of February, May, August and November.

Contact -- John R. Van Kirk, Managing Director, telephone: (732) 741-4008, e-mail: jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available at the Trust's website: www.neort.com.